                                   Exhibit 11

                 STATEMENT RE: COMPUTATION OF PER-SHARE EARNINGS

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
                                          Three Months Ended                     Six Months Ended
                                    ------------------------------      ------------------------------


                                       June 28,          June 29,         June 28,          June 29,
                                        1997              1996             1997               1996
                                    ------------      ------------      ------------      ------------

Number of common shares
outstanding for entire period         17,974,591        15,575,352        17,942,117        14,933,136


Weighted average number
of shares issued upon
conversion of convertible notes
and exercise of warrants                                   241,728                             490,683


Weighted average number of
shares issued upon exercise of
options                                   41,882            20,432            50,318            58,131
                                    ------------      ------------      ------------      ------------


Weighted average number of            18,016,473        15,837,512        17,992,435        15,481,950
common shares outstanding
                                    ============      ============      ============      ============


Net loss                           $   (829,756)     $   (256,831)     $ (2,158,910)      $ (1,501,208)

                                    ============      ============      ============      ============


Net loss per common share           $      (.05)     $       (.02)      $      (.12)      $       (.10)
                                    ============      ============      ============      ============
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